Exhibit 21.1
SUBSIDIARIES

Subsidiary Name	State/Jurisdiction of organization

Triad Systems Financial Corporation	California
CCI/TRIAD Financial Holdings	California
Activant Solutions Acquisitionco Ltd.	Canada
Activant Solutions Canada Limited	Canada
Speedware Ltee/Ltd.	Canada
Triad Systems Corporation	Delaware
HM Coop LLC	Delaware
Internet Auto Parts, Inc.	Delaware
Speedware Holdings, Inc.	Delaware
Activant Solutions France SARL	France
Activant Solutions Ireland Limited	Ireland
Speedware USA Inc.	New York
Enterprise Computer Systems, Inc.	South Carolina
CCI/Triad Gem, Inc.	Texas
Prelude Systems, Inc.	Texas
Activant Solutions UK Limited	United Kingdom
Tridex Data Services Limited	United Kingdom
Tridex Leasing Limited	United Kingdom
Speedware Europe Limited	United Kingdom
Prophet 21, Inc.	Delaware
Prophet 21 Investment Corporation	Delaware
Prophet 21 Canada, Inc.	Delaware
Prophet 21 New Jersey, Inc.	New Jersey
Distributor Information Systems Corporation	Connecticut
Trade Service Systems, Inc.	Pennsylvania
Stanpak Systems, Inc.	Massachusetts
SDI Merger Corporation	Illinois